Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to form SB-2 (No. 333-117061) on Form S-3 of SulphCo, Inc. of our report dated April 2, 2007 relating to the financial statements of SulphCo, Inc as of December 31, 2005 and December 31, 2006. We also consent to the reference to us under the heading “Experts”.

/s/ Marc Lumer & Company

San Francisco, Ca
April 6, 2007